Exhibit 21

AÉROPOSTALE, INC.

SUBSIDIARIES OF REGISTRANT
AS OF JANUARY 29, 2005

Name of subsidiary	State of incorporation

Aéropostale West, Inc.	Delaware
Jimmy’Z Surf Co., Inc.	Delaware